         Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-109585, 333-114769, 333-146103, and 333-160340) of Applied Visual Sciences, Inc., of our report dated April 4, 2011, relating to the consolidated financial statements which appear in the Form 10-K for the year ended December 31, 2010.

/s/ KBL, LLP

New York, NY

April 4, 2011